AMENDMENT TO AIRCRAFT AGREEMENT

This Amendment (this "Aircraft Agreement Amendment") to the Aircraft Agreement (the "Aircraft Agreement") dated June 21, 2004, between Fairmont Aviation, LLC, a Delaware limited liability company, with an address at 67 Mason Street, Greenwich, Connecticut 06830 ("Fairmont"), and Pinnacle Foods Management Corp., a Delaware corporation and indirect subsidiary of the Company (as defined herein) ("PFMC"), is made effective as of February 10, 2007.

RECITALS

WHEREAS, Crunch Holding Corp., a Delaware corporation (the "Company") has entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated February 10, 2007, by and among the Company, Peak Holdings LLC, a Delaware limited liability company ("Peak"), Peak Acquisition Corp., a Delaware corporation ("PAC") and Peak Finance LLC, a Delaware limited liability company, pursuant to which PAC will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Peak (the "Merger").

WHEREAS, the parties desire to amend the Aircraft Agreement so that contemporaneously with the closing of the Merger (the "Closing") the Aircraft Agreement will terminate and be of no further force and effect.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, and intending to be legally bound hereby, Fairmont and PFMC hereby amend the Aircraft Agreement as follows:

1. Termination. Except for the provisions of this Aircraft Agreement Amendment, effective as of the Closing, the Aircraft Agreement will terminate automatically and be of no further force and effect and PFMC shall pay Fairmont a termination fee of $5,958,333 (the "Termination Fee"). The Termination Fee shall be paid by PFMC at Closing in immediately available funds as directed in writing by Fairmont.

2. Effectiveness. This Aircraft Agreement Amendment shall be deemed effective as of the date first written above. Except as amended hereby, the Aircraft Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. In the event the Merger Agreement is terminated for any reason, then this Amendment shall be of no further force and effect.

3. Tax Withholding. All payments made under this Aircraft Agreement Amendment shall be subject to the withholding of all taxes required by applicable law, if any.

4. Severability. If any term, provision, covenant or restriction of this Aircraft Agreement Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Aircraft Agreement Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5. Governing Law. This Aircraft Agreement Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within Delaware.

6. Counterparts. This Aircraft Agreement Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Remainder of page is intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Aircraft Agreement Amendment to be duly executed by their respective authorized officers, all as of the day and year first above written.

FAIRMONT:

FAIRMONT AVIATION, LLC

By: /s/ C. Dean Metropoulos

Name: C. Dean Metropoulos

Title: Member

PFMC:

PINNACLE FOODS MANAGEMENT CORP.

By: /s/ Michael J. Cramer

Name: Michael J. Cramer

Title: Executive Vice President